EXHIBIT 10
July 30, 2007
Mr. Philip Kinley
2176 Heron Lane
Marion, OH 43302
Re: Confidential Separation Agreement And General Release
Dear Phil,
This letter constitutes a Confidential Separation Agreement and General Release (“Agreement”) between you on one side and Commercial Savings Bank, its corporate holding Company, Commercial Bancshares, Inc., and their respective affiliates, officers, directors, and shareholders (collectively, “we”, “us”, “our” or “ours”).
By way of background, you have resigned from your employment by us effective as of June 30, 2007 (“Resignation Date”). You desire to secure the severance benefits provided in this Agreement, and recognize that the severance benefits provide value to which you would not otherwise be entitled. Finally, you and we desire to effect a final settlement of all matters relating to your employment by us.
Based upon the foregoing and in consideration of the mutual covenants and promises in this Agreement and other good and valuable consideration, you and we agree to the following:
1.	Neither this Agreement nor any action under this Agreement shall in any way be construed as an admission by either you or us of any liability, wrongdoing or violation of law, regulation, contract or policy.
2.	We will pay or provide you the following in final settlement of all claims that you may have against us (collectively “severance payments”):
(a)	We will pay to you a salary of $12,166.67 per month for a period of twelve (12) months from the Resignation Date (“Severance Period”). You and we agree that the payments are allocated 25% to salary continuation and 75% to your covenant not to compete with us. Federal, state, and local taxes, and social security contributions will be withheld from the payments allocated to salary. Payments allocated to the covenant not to compete will be reported on IRS Form 1099.

(b)	You may participate in the family group health, disability, and other health and welfare insurance plans made available to our employees until the earliest to occur of [1] the expiration of one year following the Resignation Date or [2] the date on which you agree to new employment.

(c)	We will continue to pay your Marion Country Club membership as a part of CSB’s corporate membership until December 31, 2008.

(d)	You will be paid no wages, bonuses, benefits, compensation or remuneration, other value of any kind subsequent to the Resignation Date other than the items expressly listed in items (a) and (b) above.
3.	You hereby resign as an employee of ours. You hereby decline reelection, reinstatement, employment and rehire by us and waive all rights to claim such relief. You agree never to seek or apply for the position of director or employee of any of us. If we merge with, purchase, or enter into any other business combination with your then-current employer, this paragraph shall not apply.
4.	This Agreement is confidential. You shall not disclose this Agreement in any way to any person other than your spouse, legal counsel and tax advisor. If you disclose this Agreement to your spouse, legal counsel or tax advisor, you shall ensure that they will be similarly bound to protect its confidentiality and that a breach of this paragraph by your spouse, legal counsel or tax advisor shall be considered a breach of this paragraph by you. Notwithstanding this paragraph, you may disclose paragraph 6 of this Agreement to a potential employer. You and we agree to direct all external communications regarding you and your employment with us (other than the initial press release) to Stanley Kinnett, Vice Chairman of the Board of Directors, or others for which we have given you written notice.
5.	You represent that you have not filed any pending complaint, charge, claim or grievance against us with any local, state or federal agency, court or commission.
6.	(a) You acknowledge the following:
(i)	As a result of your employment with us, you have obtained secret and confidential information concerning our businesses (“Confidential Information”), including, without limitation, the operations, finances, business plans, product and process specifications, costs, price, profitability,

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sales information, the identity of potential acquisitions, and the identity of customers and sources of supply including their needs, requirements, and the nature and extent of contracts with them;

(ii)	You acknowledge that we will suffer substantial damage that will be difficult to compute if you enter into a Competing Business (as defined in paragraph 6(d)(i)), or if you disclose Confidential Information; and

(iii)	This Agreement is reasonable and necessary for the protection of our businesses and the businesses of our subsidiaries and divisions.
(b)	You will not use for your own benefit or disclose any Confidential Information without our express written consent.

(c)	You warrant that you have delivered to us all of our property, including without limitation all memoranda, notes, files, computers, cell phones or other wireless devices, software, discs, memory storage records, reports, manuals, drawings, blueprints, credit cards and other documents as well as all copies thereof. You also warrant that you have not kept, created, or downloaded any copy of our computer records.

(d)	For a period of two years following the Resignation Date, you, without our prior express written permission, shall not (i) enter into the employ of or render any services, in an executive, managerial, marketing or sales capacity for, any bank, similar financial institution or bank holding company that maintains its principal corporate office within thirty (30) miles of our corporate office in Upper Sandusky, Ohio or for a branch office of any bank, similar financial institution or bank holding company, located within thirty (30) miles of our corporate office in Upper Sandusky, Ohio; (ii) engage in any Competing Business; (iii) solicit, induce or entice anyone, or cause any other person or entity to solicit, recruit, induce or entice anyone, to leave our employ; or (iv) interfere with, or endeavor to entice away from us, any of our customers or contractors.

(e)	For breaches of paragraph 6(a) through 6(d),
(i)	we shall have the right to have those provisions specifically enforced by a court order and to obtain any other relief to which we may be entitled by law or equity from any court having jurisdiction; and

(ii)	We shall have the right to require you to pay over to us all severance payments already paid by us and to terminate our obligation to provide any further severance payments.
(f)	Each of the rights and remedies enumerated in this paragraph 6 shall be independent of the other, shall be severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to us in law or equity.
7.	You shall not make any disparaging or negative statements regarding us or our officers, directors or employees. We, in turn, shall not to make any disparaging or negative statements regarding you.
8.	Throughout the Severance Period, you shall, upon reasonable notice, advise and assist us in preparing such operational, financial or other reports or other filings as we may reasonably request, and to respond to inquiries concerning our operations, finances and business and otherwise cooperate with us as we shall reasonably request. You shall assist and cooperate with us at our request in prosecuting or defending against any litigation, complaints or claims against or involving us. We shall pay your necessary travel costs and expenses if you assist us under this paragraph.
9.	As a material inducement to us to enter this Agreement, you hereby irrevocably and unconditionally release, acquit and forever discharge each of us, and our respective successors, assigns, agents, directors, officers, employees, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of us or any of the foregoing (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys’ fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, which you have or claim to have against each or any of the Releasees, whether known to you or not.

This release includes, but is in no way limited to, all matters relating to or arising out of your employment and termination of employment by us and all claims for severance benefits. The release includes, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, and all other state, local or municipal fair employment and discrimination laws.

Notwithstanding the foregoing, this release and waiver is not intended to affect, nor shall it be construed to affect, your vested or accrued rights and benefits in the following plans:
a)	Commercial Savings Bank 401(k) Retirement Plan;

b)	1997 Commercial Bancshares, Inc. Stock Option Plan;

c)	Commercial Savings Bank Director’s Deferred Compensation Program;

d)	Executive Supplemental Retirement Plan as administered by Benmark.

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Notwithstanding the foregoing release and waiver of rights and claims, we shall continue to indemnify you for all your acts and omissions during the course of, and within the scope of your active employment with us, pursuant to our policies, by-laws, and contracts of insurance, as long as your acts and omissions were in good faith.
10.	This Agreement shall be binding upon, and inure to the benefit of, your and our respective heirs, executors, administrators, representatives, successors and assigns and shall inure to the benefit of the Releasees and to their respective heirs, administrators, representatives, executors, successors, and assigns.
11.	You shall indemnify and hold each and all of the Releasees harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees incurred by the Releasees, arising out of the breach of the Agreement by you.
12.	This Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, and no representations or commitments were made by the parties to induce the Agreement other than as expressly set forth in this Agreement.
13.	You have a right to consult an attorney before signing this Agreement. You have 21 days from the receipt of this letter to consider this Agreement, and you may revoke this Agreement within seven (7) days of signing it.

You may waive any portion of the 21-day period to consider this Agreement by voluntarily signing and delivering this Agreement before the expiration of 21 days.

To revoke this Agreement, you must deliver a written notice of revocation addressed to the Vice Chairman of the Board and Chairman of the Compensation Committee of the Board of Directors of Commercial Bancshares, Inc., Mr. Stanley Kinnett, at our corporate headquarters, 118 South Sandusky Avenue, Upper Sandusky, Ohio 43351 no later than the seventh (7th) day after you sign this Agreement.
14.	This Agreement may not be modified or supplemented except by a subsequent written Agreement signed by the party against whom enforcement of the modification is sought.
15.	The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Ohio with venue being in Wyandot County, without regard to its conflicts of laws rules.
16.	You warrant to us that you have carefully read the entire document, that a copy of the document was available to you prior to execution, that you know and understand the provisions of this document, and that you have signed the document as your own free act and deed.
17.	If it is subsequently determined by the Internal Revenue Service, or by a state or local taxing authority, that any portion of the payment to you for your covenant not to compete constitutes taxable wage income to you, you shall indemnify us from any and all assessments, fines or penalties that may be issued against any of us or any of our employees, officers, directors or agents as a result of any failure to make any withholdings from the payment.
By signing the Acceptance below my signature, you become bound by this Agreement.

Sincerely yours,

Commercial Savings Bank and Commercial Bancshares, Inc.

Date: By:
Michael Shope, Chairman

Acceptance

I hereby accept the foregoing Agreement.

Date: By:
Philip Kinley

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